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                                                                     EXHIBIT A

                      FORM OF NOTICE OF EXERCISE OF OPTION

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          DATE

Individual Investor Group, Inc.
1633 Broadway, 38th Floor
New York, New York 10019

Attention:        Stock Option Committee of
                    the Board of Directors

                           Re:      Purchase of Option Shares

Gentlemen:

                  In accordance with my Stock Option Agreement dated as of
                                    ("Agreement")  with Individual  Investor
Group, Inc. (the "Company"), I hereby irrevocably elect to exercise the right to purchase _________ shares of the Company's common stock, par value $.01 per share ("Common Stock"), which are being purchased for investment and not for resale.

                  As payment for my shares, enclosed is (check and complete applicable box[es]):


        [ ] a [personal check] [certified check] [bank check] payable to the order of "Individual Investor Group, Inc." in the sum of $_________;

        [ ] confirmation of wire transfer in the amount of $_____________; and/or

        [ ] certificate for ____ shares of the Company's Common Stock, free and clear of any encumbrances, duly endorsed, having a Fair Market Value (as such term is defined in the Agreement of $---------.

                  I hereby represent, warrant to, and agree with, the Company that

                           a) I am acquiring the Option and shall acquire the Option Shares for my own account and not with a view towards the distribution thereof;

                           b) I have received a copy of all reports and documents required to be filed by the Company with the Commission pursuant to the Exchange Act within the last 24 months and all reports issued by the Company to its stockholders;

                           c) I understand that I must bear the economic risk of
                  the investment in the Option Shares, which cannot be sold by me unless they are registered under the Securities Act of 1933 (the "1933 Act")or an exemption therefrom is available thereunder and that the company is under no obligation to register the Option Shares for sale under the 1933 Act;

                           d) in my position with the Company, I have had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (ii) above;

                           e) I am aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;

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                           f)       my rights with respect to the Option Shares
         shall, in all respects, be subject to the terms and conditions of this Company's 1993 Stock Option Plan and this Agreement; and

                           g) the certificates evidencing the Option Shares shall bear the following legends:

                           "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

Kindly forward to me my certificate at your earliest convenience.
Very truly yours,



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(Signature)                                                   (Address)

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(Print Name)






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